Exhibit 99.1

U.S. FOOD AND DRUG ADMINISTRATION ACCEPTS XIAFLEX® SUPPLEMENTAL BIOLOGICS LICENSE APPLICATION FILING FOR THE TREATMENT OF PEYRONIE’S DISEASE

MALVERN, PA, (December 27, 2012) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced that the U.S. Food and Drug Administration (FDA) has accepted for filing and granted standard review status to its supplemental Biologics License Application (sBLA) for XIAFLEX® (collagenase clostridium histolyticum or CCH), a novel, in-office biologic therapy for the potential treatment of Peyronie’s disease (PD). Under the Prescription Drug User Fee Act (PDUFA), the FDA is expected to take action on the application by September 6, 2013.

XIAFLEX is currently approved in the U.S., EU, Canada and Switzerland for the treatment of adult Dupuytren’s contracture patients with a palpable cord.  XIAFLEX for the treatment of PD was granted orphan designation in the U.S. by the FDA in January 1996 and, if approved by the FDA, is expected to be the first and only biologic therapy indicated for the treatment of PD.

“We are very pleased that XIAFLEX was accepted for review as we believe there is a significant unmet need for a safe and effective treatment with proven results for patients exhibiting the classic penile curvature deformity and patient-reported bother associated with Peyronie’s disease,” said Adrian Adams, Chief Executive Officer and President of Auxilium. “We look forward to working with the FDA as it reviews the application.”

The sBLA submission of XIAFLEX for the treatment of PD is based on data from the clinical studies known by the acronym IMPRESS — The Investigation for Maximal Peyronie’s Reduction Efficacy and Safety Studies — and other controlled and uncontrolled clinical studies, in which over 1,000 PD patients were enrolled and received over 7,400 injections of XIAFLEX.  In the two identical phase III double-blind placebo-controlled IMPRESS studies, XIAFLEX demonstrated statistically significant improvement in the co-primary endpoints of penile curvature deformity and patient-reported bother versus placebo. In IMPRESS I at 52 weeks, the co-primary endpoints met statistical significance with a 37.6% mean reduction in penile curvature deformity for XIAFLEX subjects (p=0.0005) and a 3.3 point improvement in the Peyronie’s Disease Questionnaire (PDQ) bother domain for XIAFLEX subjects (p=0.0451).  In IMPRESS II at 52 weeks, the co-primary endpoints met statistical significance with a 30.5% mean improvement in penile curvature deformity for XIAFLEX subjects (p=0.0059) and a 2.4 point improvement in the PDQ bother domain for XIAFLEX subjects (p=0.0496).  XIAFLEX was generally well-tolerated.  The most common treatment related adverse events reported in the phase III studies were local to the treatment site and consistent with adverse events reported in previous PD trials with XIAFLEX, which included injection site hematoma, pain and swelling.

Serious adverse events included corporal rupture (penile fracture) in 3 subjects in the placebo controlled studies.

About Peyronie’s Disease

PD is the development of collagen plaque, or scar tissue, on the shaft of the penis that may harden and reduce flexibility, causing the penis to deform in a bend or arc during erection.  PD is commonly associated with significant disease bother, emotional distress, loss of self-esteem, and depression in addition to difficulty with sexual intercourse.  PD is a heterogeneous disease with an initial inflammatory component. This inflammatory phase is poorly understood with a somewhat variable disease course and occasional spontaneous resolutions of not greater than 13%(1). After 12-18 months of disease, the disease is reported to often develop into a more chronic, stable phase(1). The estimated prevalence in adult men of PD has been reported to be approximately 5%(2); however the disease is thought to be underdiagnosed and undertreated(1). Based on U.S. historical medical claims data, it is estimated that between 65,000 and 120,000 PD patients are diagnosed every year, but only 5,000 to 6,500 PD patients are treated with injectables or surgery annually(3).

(1) L.A. Levine Peyronie’s Disease: A Guide to Clinical Management. Humana Press: 10-17, 2007.

(2) Bella A. Peyronie’s Disease J Sex Med 2007;4:1527—1538

(3) SDI and data on file, Auxilium

About the IMPRESS Clinical Program

Auxilium’s late stage global development plan for XIAFLEX consists of four clinical studies and is known by the acronym IMPRESS – The Investigation for Maximal Peyronie’s Reduction Efficacy and Safety Studies. There are two identical randomized, double-blind, placebo-controlled phase III studies, which enrolled over 800 patients combined at 64 sites in the U.S. and Australia in less than five months, with a 2:1 ratio of XIAFLEX to placebo. There is also one open label study, which enrolled at least 250 patients, at approximately 30 sites in the U.S., EU and New Zealand, and one pharmacokinetic study, which enrolled approximately 20 patients who were then enrolled into the open label study. XIAFLEX was administered two times a week every six weeks for up to four treatment cycles (2 x 4). Each treatment cycle was followed by a penile modeling procedure. Patients were followed for 52 weeks post-first injection in the double-blind studies and were followed for 36 weeks in the open label and pharmacokinetic trials.

The trials’ co-primary endpoints are percent improvement from baseline in penile curvature deformity compared to placebo and the change from baseline (improvement) in the PD bother domain of the PDQ compared to placebo. The PDQ also has two additional domains as secondary endpoints, which include severity of psychological and physical symptoms of PD, and penile pain. Safety measurements include adverse event monitoring and clinical labs. Immunogenicity testing was also performed.

About the IMPRESS PDQ

The PDQ is a 15-question assessment of the impact of PD on a subject using 3 domains: PD bother, psychological and physical symptoms of PD, and penile pain (administered at screening, week 24, and week 52). The PDQ is a proprietary questionnaire that Auxilium developed with the FDA, starting in 2004, and evolved through the XIAFLEX clinical PD studies into a validated tool for measuring PD bother.

About XIAFLEX

XIAFLEX (collagenase clostridium histolyticum or CCH) is a biologic approved in the U.S., EU, Switzerland and Canada for the treatment of adult Dupuytren’s contracture (DC) patients with a palpable cord. XIAFLEX is a minimally invasive treatment for this condition and consists of a highly purified combination of two subtypes of collagenase, derived from Clostridium histolyticum, in specific proportion. Together, the collagenase sub-types work synergistically to break the bonds of the triple helix collagen structure more effectively than human collagenase. An sBLA for XIAFLEX for the treatment of PD has been accepted for standard review by the FDA. Additionally, CCH is in phase IIa of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and in phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). XIAFLEX has been granted Orphan status in the U.S. by the FDA for DC and PD. Auxilium also has rights to pursue additional indications for CCH.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences. Auxilium markets Testim® 1% (testosterone gel) for the topical treatment of hypogonadism and XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult DC patients with a palpable cord in the U.S. GSK co-promotes Testim with Auxilium in the U.S. Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada. Pfizer has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 46 countries in Eurasia through April 24, 2013; Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan; and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico. The sBLA for XIAFLEX for the treatment of PD was submitted to the FDA on November 6, 2012 and has been accepted for Standard review with a PDUFA date of September 6, 2013. Additionally, collagenase clostridium histolyticum (CCH) is in phase IIa of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for CCH. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which discuss matters that are not facts, and may include words to indicate their uncertain nature such as “believe,” “expect,” anticipate,” “intend,” “plan,” “should,” “could,” “estimate,” “project,” “will,” and “target.” Forward-looking-statements in this release include statements regarding the timing of the FDA’s review of the Company’s sBLA for XIAFLEX for treatment of PD, including the PDUFA date of September 6, 2013 and the potential approval of the sBLA; the size of the potential market for XIAFLEX for the treatment of PD; whether XIAFLEX will be the first and only approved biologic therapy indicated for the treatment of PD; whether XIAFLEX will meet an unmet need for a safe and effective treatment with proven results for patients exhibiting symptoms associated with PD; the interpretation of clinical data; the number of patients with PD; the Company’s development of CCH for PD, Frozen Shoulder syndrome, and cellulite; and all other statements containing projections, statements of future performance or expectations, or statements of plans or objectives for future operations (including statements of assumption underlying or relating to any of the foregoing). Our forward-looking statements convey management’s expectations, beliefs, plans and objectives regarding future performance of Auxilium and are based upon preliminary information and management assumptions. No specific assurances can be given with respect to whether those products for which the Company is pursuing FDA approval will be approved or whether any of the Company’s products will achieve commercial success; or whether any of the Company’s co-promotion agreements will be successful. While the Company may elect to update the forward-looking statements made in this news release in the future, the Company specifically disclaims any obligation to do so. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration, and those risks discussed in our reports on file with the Securities and Exchange Commission (the “SEC”). Our SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “For Investors - SEC Filings.” There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

Auxilium Contacts:

James E. Fickenscher
Chief Financial Officer, Auxilium Pharmaceuticals, Inc.
+1-484-321-5900
jfickenscher@auxilium.com

or

William Q. Sargent Jr.
Vice-President, Investor Relations and Corporate Communications
+1-484-321-5900
wsargent@auxilium.com